Exhibit (h)6

FUND AGREEMENT

This Agreement dated as of the              day of                     , 2004 is made by and among Nationwide Financial Services, Inc., on behalf of its subsidiaries listed on Exhibit A (collectively “Nationwide”), and the current and any future Nationwide separate accounts (“Variable Accounts”) and the Nationwide trust accounts (“Trust Accounts”), and                      (“Adviser”), and                      (“Distributor”) (collectively “the Company”) which serves as adviser and distributor to the mutual funds (the “Funds”) listed on Exhibit B.

RECITALS

WHEREAS, Nationwide, through its subsidiary Nationwide Trust Company, FSB, provides administrative and/or record keeping services to various retirement plans which meet the definition of retirement plans under Section 401, 403 and 457 of the Internal Revenue Code (the “Code”) as well as other employer-sponsored retirement or investment plans (collectively, “Plans”); and

WHEREAS, Nationwide and the Company may mutually desire the inclusion of the Funds as investment options in the variable group annuity products (collectively, “Variable Products”) offered by Nationwide as funding vehicles to Plans; and

WHEREAS, Nationwide and the Company may mutually desire the inclusion of the Funds as investment options in Trust Accounts offered by Nationwide as funding vehicles to Plans; and

WHEREAS, the Variable Products and Trust Accounts provide that the net amounts received by Nationwide be invested in mutual funds, including the Funds, and whereas the Variable Products and Trust Accounts provide for withdrawal of mutual fund shares, including the Funds, on behalf of Plans and their participants; and

WHEREAS, the selection of investment options with respect to any Fund is made by Plan participants or the Plan’s selected fiduciary and such participants and/or selected fiduciary may reallocate their investments among the investment options in accordance with the terms of the Plans; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Variable Products and/or Trust Accounts offered by Nationwide, subject to the following:

REPRESENTATIONS

REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law. Nationwide represents that its subsidiaries have been duly organized and are in good standing under applicable state law and with applicable regulatory bodies.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Nationwide represents that the Variable Accounts are exempt from registration under the Investment Company Act of 1940 pursuant to Section 3(c)(11) and the variable annuity contracts are exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933.

REPRESENTATIONS BY THE COMPANY

If the Fund is not a party to this Agreement, then the Company makes the following representations on behalf of the Funds.

The Fund represents that it is duly organized and validly existing under applicable state law. The Fund represents that its shares are duly authorized for issuance in accordance with applicable law, that the Fund is registered as an open-end management investment company under the 1940 Act, and the Fund will maintain its registration as an investment company under the 1940 Act.

The Fund shall take all such actions as are necessary to permit the sale of its shares to the Variable Accounts or to Trust Accounts, including registering its shares sold under the terms of this Agreement, as required, under the 1933 Act. The Fund will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund will register and qualify its shares for sale in all states where applicable and will promptly notify Nationwide if any shares are not qualified in a particular state.

The Fund represents that the Funds are currently qualified as regulated investment companies under Subchapter M of the Code, and that the Funds shall make every effort to maintain such qualification. The Fund shall promptly notify Nationwide upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that they may not qualify as such in the future.

The Distributor represents that it is registered as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, and that the Distributor is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”) and it serves as principal underwriter/distributor of the Funds and that it will perform its obligations for the Fund in accordance with any applicable state and federal securities laws.

The Adviser represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and will remain duly registered under all applicable federal and state securities laws and that it will perform its obligations for the Fund in accordance with any applicable state and federal securities laws.

TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day. A “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value as set forth in the Fund’s most recent prospectus and Statement of Additional Information. Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf. Both parties agree to follow any written guidelines or standards relating to the sale or distribution of the shares as may be provided in the provisions outlined in Exhibit D, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

VOTING

Variable Products

For so long as and to the extent that pass-through voting privileges exist for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to the Plan’s selected fiduciary or authorized representative) and shall vote Fund shares in accordance with instructions received from the Plan’s selected fiduciary or authorized representative on behalf of participants who have interests in such Fund shares.

Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from the Plan’s selected fiduciary or authorized representative, provided that such proportional voting is not prohibited by a Plan’s qualified retirement plan document, if applicable. Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

Trust Accounts

Nationwide shall distribute all proxy material furnished by the Company to the Plan for shares of Funds held in Trust Accounts or to the Plans’ selected fiduciary or authorized representative for voting instructions (provided that such material is received by Nationwide or its designated agent at least 10 Business Days prior to the date scheduled for mailing to the Plan’s representative). The Plan’s selected fiduciary or authorized representative shall instruct Nationwide to vote, on behalf of the Plan and it participants who have interests in such Fund Shares and in accordance with the instructions provided by the Plan, all proxies that are returned by the Plan’s selected fiduciary or authorized representative and to abstain from voting proxies that are not returned by the Plan’s selected fiduciary or authorized representative. Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

DOCUMENTS AND OTHER MATERIALS

DOCUMENTS PROVIDED BY NATIONWIDE

If Nationwide collects and retains information on the participant level, then Nationwide agrees to provide the Company, upon written request, any reports indicating the number of Plan participants having interests in the Variable Products corresponding to a Variable

Account’s acquisition of Fund shares and any Plan or Plan participants having interests in the Trust Accounts; acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

DOCUMENTS PROVIDED BY THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, a monthly statement of account, which shall confirm all transactions made during that particular month.

The Company shall promptly provide Nationwide with a reasonable quantity (in light of the number of existing Plans or Plan participants) of the Funds’ prospectuses, Statements of Additional Information and any supplements thereto.

EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Company and/or the Fund.

Nationwide is responsible for the expenses and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or Fund is responsible for the expenses of the cost of registration of the Funds’ shares, the preparation of the Funds’ prospectuses, statements of additional information, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution in reasonable quantities except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses to its existing Plans or such Plans’ authorized representatives. The Company will pay the lesser of:

(a)	The cost to print individual fund prospectuses; or

(b)	The Company’s portion of the total printing costs if Nationwide does not use individual prospectuses, but reprints fund prospectuses in another format.

(c)	The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses, but reproduces the prospectuses in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

MIXED AND SHARED FUNDING

If applicable and if so required by law, the Company represents that it has or will obtain a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act. As set forth in the Notice of the Company’s application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board of Trustees of the Fund (the “Board”), and in particular whenever voting instructions of Plan participants are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application. Nationwide agrees to carry out such responsibilities with a view to the interests of existing Plans and Plan participants.

If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Plan participant investments in the Fund, the Board shall give prompt notice to all Insurance Companies participating in the Fund (“Participating Companies”). If the Board determines that Nationwide is responsible for causing or creating said conflict, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

(a)	Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such withdrawal and segregation should be implemented to a vote of all affected Plan participants; and/or

(b)	Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard Plan participant voting instructions and said decision represents a minority position or would preclude a majority vote by all Plan participants having an interest in the Fund, Nationwide may be required, at the Board’s election, to withdraw the Variable Account’s investment in the Fund.

For the purpose of this Section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this Section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the Plan participants materially adversely affected by the irreconcilable material conflict.

SALES LITERATURE

Nationwide and its agents shall make no representations about the Company except those contained in publicly available documents or other documents produced by the Company (or an entity on its behalf). Nationwide agrees to allow a reasonable period of time for the Company to review sales literature, which discusses the Funds. Upon reasonable request, Nationwide agrees to furnish draft copies to the Company, upon reasonable request, and allow a reasonable period of time for the review of such material prior to use and prior to the submission of such material to any applicable regulatory entity. The Company must either provide comments within a reasonable period of time or affirmatively decline to provide comments. Failure to provide comments or affirmatively decline to provide comments within a reasonable period of time shall constitute acceptance of such sales literature.

The Company and its agents shall make no representations about Nationwide except those contained in publicly available documents or other documents produced by Nationwide (or an entity on its behalf). The Company agrees to allow a reasonable period of time for Nationwide to review sales literature relating to the Funds, which discuss the Variable Products or Trust Accounts. Upon reasonable request, the Company agrees to furnish draft copies to Nationwide and allow a reasonable period of time for the review of such material prior to use and prior to the submission of such material to any applicable regulatory entity. Nationwide must either provide comments within a reasonable period of time or affirmatively decline to provide comments. Failure to provide comments or affirmatively decline to provide comments within a reasonable period of time shall constitute acceptance of such sales literature.

PRIVACY AND CONFIDENTIALITY INFORMATION

For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties. Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; or, (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

SECURITY

Both Parties will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information that (a) are at least equal to industry standards for such types of locations, (b) are in accordance with reasonable policies in these regards, and (c) provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.

Without limiting the generality of the foregoing, each Party will take all reasonable measures to secure and defend its location and equipment against “hackers” and others who may seek, without authorization, to modify or access its Systems or the information found therein. Both Parties will periodically test its Systems for potential areas where security could be breached, and will report to the other Party immediately any breaches of security or unauthorized access to its Systems that it detects or becomes aware of. Both Parties will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner.

All Confidential Information must be stored in a physically and logically secure environment that protects it from unauthorized access, modification, theft, misuse and destruction. In addition to the general standards set forth above, both Parties will maintain an adequate level of physical security controls over its facility including, but not limited to, appropriate alarm systems, fire suppression, and access controls (including off-hour controls) which may include visitor access procedures, security guard force, video surveillance, and staff egress searches. Further, each Party will maintain an adequate level of data security controls, including, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g., password protection of applications, data files and libraries), accountability tracking, anti-virus software, secured printers, restricted download to disk capability and provision for System backup.

ANTI-MONEY LAUNDERING

Nationwide agrees that companies listed in Exhibit A will comply with the USA PATRIOT Act as applicable and effective. Further, the Company agrees that it will comply with the USA PATRIOT Act as applicable and effective.

INDEMNIFICATION

INDEMNIFICATION BY NATIONWIDE

(a)	Nationwide agrees to indemnify and hold harmless the Fund, the Distributor, the Adviser, and each of their Directors, Trustees, officers, employees and agents, and any affiliated person of the Fund, Distributor or Adviser within the meaning of Section 2(a)(3) of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Nationwide) or litigation expenses (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the sale or acquisition of the Fund’s shares, the Trust Accounts or the Variable Products issued by Nationwide and:

(i) Arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include the portions of any offering memoranda that contain information regarding the Fund, Distributor or Adviser) for the Variable Products issued by Nationwide or sales literature or other promotional material for such Variable Products or Trust Accounts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Nationwide by or on behalf of the Fund for use in the registration statement or prospectus for the Variable Products issued by Nationwide or sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of such Variable Products, Trust Accounts or Fund shares; or

(ii) arise out of or as a result of any untrue statement or misrepresentation (other than misstatements or misrepresentations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not developed by Nationwide or persons under its control) or wrongful conduct of Nationwide or any of its affiliates, employees or agents with respect to the sale or distribution of the Variable Products issued by Nationwide, the Trust Accounts or the Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished by or on behalf of Nationwide; or

(iv) arise out of or result from any material breach of any representation and/or warranty made by Nationwide in this Agreement or arise out of or result from any other material breach of this Agreement by Nationwide;

except to the extent provided in Sections (b) and (c) below.

(b)	Nationwide shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party’s duties or by reason of the Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)	Nationwide shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Party shall have notified Nationwide in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent).

(d)

In case any such action is brought against the Indemnified Parties, Nationwide shall be entitled to participate, at its own expense, in the defense of such action. Nationwide shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Nationwide to such party of Nationwide’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Nationwide will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. If Nationwide assumes the defense or representation of an Indemnified Party, Nationwide shall not consent or agree to any settlement without the prior approval of the Indemnified Party.

INDEMNIFICATION BY THE COMPANY

(a)	The Company agrees to indemnify and hold harmless Nationwide, Nationwide’s affiliated principal underwriter of the Variable Products, Nationwide’s trust company and each of their Directors, Officers, employees, and agents, and any affiliated person of Nationwide within the meaning of Section 2(a)(3) of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company or litigation expenses (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or litigation expenses are related to the sale or acquisition of the Fund’s shares, the Trust Accounts or the Variable Products issued by Nationwide and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company or the Fund or the designee of either by or on behalf of Nationwide for use in the registration statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in the registration statement or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Products issued by Nationwide, the Trust Accounts or Fund shares; or

(ii) arise out of or as a result of any untrue statement or misrepresentations (other than misstatements or misrepresentations contained in the registration statement, prospectus or sales literature or other promotional material for the Variable Products or Trust Accounts not developed by the Company or any employees or agents thereof) or wrongful conduct of the Company, or the affiliates, employees, or agents of the Company with respect to the sale or distribution of the Variable Products issued by Nationwide, the Trust Accounts or Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature or other promotional material covering the Trust Accounts or the Variable Products issued by Nationwide, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to Nationwide by or on behalf of the Fund; or

(iv) arise out of or result from any material breach of any representation and/or warranty made by the Company or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

except to the extent provided in Sections (b) and (c) hereof.

(b)	The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party’s duties or by reason of the Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)	The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Party shall have received notice of such service on any designated agent).

(d)	In case any such action is brought against the Indemnified Parties, the Company will be entitled to participate, at is own expense, in the defense thereof. The Company shall also be entitled to assume the defense of such action, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expense subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. If the Company assumes the defense or representation of an Indemnified Party, the Company shall not consent or agree to any settlement without the prior approval of the Indemnified Party.

APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

TERMINATION

This Agreement shall terminate as to the availability of shares of a Fund (if specified) or all the Funds:

(a) at the option of Nationwide or the Company upon at least 90 days advance written notice to the other;

(b) at any time upon the Company’s election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;

(c) at the option of Nationwide, if Fund shares are not reasonably available to meet the requirements of the Variable Products or the Trust Accounts as determined by Nationwide. Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;

(d) upon a decision by Nationwide, in accordance with the 1940 Act and applicable regulations, to substitute such Fund shares with the shares of another investment company for the Variable Products or Trust Accounts for which the Fund shares have been selected to serve as the underlying investment medium. Nationwide shall give at least 60 days written notice to the Fund of any proposal to substitute Fund shares;

(e) if the applicable annuity contracts are not treated as annuity contracts by applicable regulatory entities or under applicable rules and regulations;

(f) if the Variable Accounts are not deemed “segregated asset accounts” by the applicable regulatory entities or under applicable rules and regulations;

(g) at the option of Nationwide or the Fund, upon institution of relevant formal proceedings against the broker-dealer(s) marketing the Variable Products, the Variable Accounts, Nationwide or the Funds by the NASD, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body;

(h) upon assignment of this Agreement unless such assignment is made with the written consent of each party and in accordance with applicable law;

(i) in the event Fund shares or the Variable Products or Trust Accounts are not registered, issued or sold pursuant to federal law and state securities laws, or such laws preclude the use of Fund shares as an underlying investment medium of the Variable Products or Trust Accounts issued or to be issued by Nationwide. Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur;

(j) At the option of Nationwide, if Nationwide shall determine, in its sole judgment reasonably exercised in good faith, that the Fund or the Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of Nationwide. Nationwide shall notify the Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Fund or Company and any other changes in circumstances since the giving of such notice, such determination of Nationwide shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

(k) At the option of the Company, if the Company shall determine, in its sole judgment reasonably exercised in good faith, that Nationwide has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or The Company. The Company shall notify Nationwide in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Nationwide and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination; and

Notwithstanding any of the foregoing provisions of this section (“Termination”), this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts and/or Trust Accounts remain invested in Fund shares.

NOTICE

Each notice required by this Agreement shall be given in writing to:

Nationwide Financial Services, Inc.

Three Nationwide Plaza, 3-23-K2

Columbus, Ohio 43215

Attention: Product Director-Pensions

With a Copy to:

Nationwide Financial

One Nationwide Plaza, 1-12-04

Columbus, Ohio 43215

Attention: Vice President- Investment and Advisory Services

Attention:
Fax Number:

Any party may change its address by notifying the other party(ies) in writing.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties or as expressly contemplated by this Agreement.

ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

TRADEMARKS

Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

SURVIVABILITY

Sections “Representations,” “Privacy and Confidentiality Information,” “Security,” “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts or Trust Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts and/or Trust Accounts remain so invested.

NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Title:

THE COMPANY

By:
Title:

Exhibit A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Other Subsidiaries and Affiliates

Nationwide Trust Company, FSB

Nationwide Investment Services Corporation

Exhibit B

FUNDS

All current and future funds available for sale through the distribution channel, including but not limited to any funds listed below.

Exhibit C

Administrative Services and Fees

1.	In consideration for the Services (as described below) to be provided by Nationwide to the Variable Products and Trust Accounts pursuant to this Agreement, the Company will calculate and pay Nationwide a fee (“Service Fee”) at an annualized rate equal to the rates shown below of the average daily net assets of each Fund held by the Variable Accounts and Trust Accounts during the period in which they were earned (such fee is described below).

2.	The Service Fees will be paid to Nationwide as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The Service Fees will be paid on a quarterly or monthly basis.

3.	If participant-level information is gathered and retained by Nationwide and there is an arrangement to pay per-participant fees, then no later than 10 days after the end of the period in which Service Fees are earned, Nationwide will send a statement to the Company indicating the number of Plan participants in the Variable Accounts and Trust Accounts, and the average account size of such accounts. The average account size shall be calculated by dividing the average daily net assets, calculated as provided herein, by the number of Plan participants in the Variable Accounts and Trust Accounts.

4.	Nationwide and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds.

5.	The parties agree that a Service Fee will be paid to Nationwide according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts or Trust Accounts. This provision will survive termination of this Agreement.

Services Provided by Nationwide

Pursuant to the Agreement, Nationwide may perform administrative and shareholder services with respect to the Variable Products and Trust Accounts, including but not limited to, the following:

1.	Under some circumstances, maintaining separate records for each participant, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such participants and the Plan. Nationwide will maintain a single master account with each Fund on behalf of each Plan and such account shall be in the name of Nationwide (or its designee) as record owner of shares owned by Plan participants.

2.	Disbursing or crediting to Plans and Plan participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to each Plan, through its authorized representative, as required by law, periodic statements showing the total number of shares owned by participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by a Plan.

4.	Supporting and responding to service inquiries from a Plan.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for each Plan.

6.	Generating written confirmations and quarterly statements to each Plan, through its authorized representative.

7.	Distributing to each Plan, through its authorized representative, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the Plan.

Funds	Service Fees

Exhibit D

FUND/SERV PROCESSING PROCEDURES

AND

MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide. In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 (the “1940 Act”) and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission (SEC Staff), receipt by Nationwide of any Instructions from the Plan participant prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each Plan participant whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values (“Business Day”), the Distributor shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV (“Instructions”) without supporting documentation from the Plan participant. On each Business Day, the Distributor shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.	Distributor shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. Distributor shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Distributor that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Distributor to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.	Trade information provided by Nationwide to the Distributor through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.	For each Fund/SERV transaction, Nationwide shall provide the Funds and the Distributor with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct. Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions. Nationwide certifies that all Instructions delivered to Distributor on any Business Day shall have been received by Nationwide from the Plan participant by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Distributor on the next Business Day.

Manual Processing Procedures

1.	On each Business Day, Nationwide may receive Instructions from the Plan participant for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day. Instructions in good order received by Nationwide prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Distributor by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.	By no later than 6:00 p.m. ET on each Trade Date (“Price Communication Time”), the Distributor will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

3.	As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Distributor via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Distributor, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)

It is understood by the parties that all Instructions from the Plan participant shall be received and processed by Nationwide in accordance with its standard transaction processing procedures. Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all Plan participant transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities. Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Distributor by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Distributor.

(c)	In the event that an Instruction transmitted by Nationwide on any Business Day is not received by the Distributor by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond Nationwide’s reasonable control, such Instruction shall nonetheless be treated by the Distributor as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Distributor and such Instruction is received by the Distributor’s financial control representative no later than 9:30 a.m. ET on T+1. In addition, Nationwide will place a phone call to a financial control representative of the Distributor prior to 9:00 a.m. ET on T+1 to advise the Distributor that a facsimile transmission concerning the Instruction is being sent.

(d)	With respect to all Instructions, the Distributor’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

(e)	By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Distributor pursuant to Paragraph 3(c) above, Nationwide will use its best efforts to verify that all Instructions provided to the Distributor on T+1 were accurately received and that the trades for each Account were accurately completed and Nationwide will use its best efforts to notify Distributor of any discrepancies.

4.	As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)	Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1. Settlements will be through net Federal Wire transfers to an account designated by a Fund. In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Distributor to cover such net purchase order.

In the case of Instructions which constitute a net redemption order, settlement shall occur by the Distributor causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on T+1, provided that the Fund reserves the right to (i)

delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (iii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law. Settlements shall be in U.S. dollars.

(b)	Nationwide (and its Variable and Trust Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)	On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions. Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. The original T+1 Settlement Date will not apply. Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)	Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly, advise the Distributor in writing of any discrepancies between such information. The Distributor and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Indemnification

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein: (i) which is caused by the Funds or the Distributor, the Distributor shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse the Plan participant and Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide, the Distributor shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages. In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.

In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay. All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.